                                                                Exhibit 99.1
For Immediate Release
--------------------
December 4, 2003

         NORDSTROM REPORTS NOVEMBER SAME-STORE SALES INCREASE OF 7.4%
         ------------------------------------------------------------

     SEATTLE - December 4, 2003 - Nordstrom, Inc. (NYSE: JWN) today reported preliminary sales of $631.9 million for the four-week period ending November 29, 2003, an increase of 10.2 percent compared to sales of $573.6 million for the four-week period ending November 30, 2002. Same-store sales increased 7.4 percent.

     November same-store sales in full-line stores increased in all geographic regions and all merchandise categories except Women's Bridge and Special Sizes.

     Preliminary year-to-date sales of $5.2 billion increased 7.5 percent compared to year-to-date 2002 sales of $4.8 billion. Year-to-date same-store sales increased 3.2 percent.

SALES RECORDING
     To hear Nordstrom's prerecorded November sales message, please dial (402) 220-6036. This recording will be available for one week.

GAAP SALES PERFORMANCE
     The additional information provided in this section is to comply with the Securities and Exchange Commission's Regulation G. The Company converted to a 4-5-4 Retail Calendar at the beginning of 2003. This change in the fiscal calendar has resulted in differences in the number of days included in the current period versus the same period in the prior year. Sales performance numbers included in this sales release have been calculated on a comparative 4-5-4 basis. The Company believes that adjusting for these differences provides a more comparable basis (4-5-4 vs. 4-5-4) from which to evaluate sales performance. The following reconciliation bridges 2002 GAAP sales to the 4-5-4 comparable sales.

                                                               Dollar      % Change      % Change
Sales Reconciliation ($M)  November 2003  November 2002      Increase   Total Sales    Comp Sales
                           -------------  -------------    ----------   -----------    ----------
        Number of Days GAAP           28             30
                 GAAP Sales       $631.9         $616.8         $15.1          2.4%        (0.1%)
  Less Nov. 1-2, 2002 sales                      ($43.2)
       Reported 4-5-4 sales       $631.9         $573.6         $58.3         10.2%         7.4%
                               =========      =========
        4-5-4 Adjusted Days           28             28

                                                               Dollar      % Change      % Change
Sales Reconciliation ($M)       YTD 2003       YTD 2002      Increase   Total Sales    Comp Sales
                                --------       --------    ----------   -----------    ----------
        Number of Days GAAP          302            303
                 GAAP Sales     $5,191.2       $4,841.3        $349.9          7.2%          2.5%
    Less Feb. 1, 2003 sales       ($18.2)             -
  Less Feb. 1-2, 2002 sales            -         ($30.4)
       Reported 4-5-4 sales     $5,173.0       $4,810.9        $362.1          7.5%          3.2%
                                ========       ========
        4-5-4 Adjusted Days          301            301



FUTURE REPORTING DATES
Nordstrom's financial release calendar for the next several months is provided in the table below.
     December Sales Release               Thurs., January 8, 2004
     January Sales Release                Thurs., February 5, 2004
     Fourth Quarter Earnings Release      Thurs., February 19, 2004
     February Sales Release               Thurs., March 4, 2004

     Nordstrom, Inc. is one of the nation's leading fashion specialty retailers, with 148 US stores located in 27 states. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 92 full-line stores, 49 Nordstrom Racks, five Faconnable boutiques, one free-standing shoe store, and one clearance store. Nordstrom also operates 31 international Faconnable boutiques, primarily in Europe. Additionally, Nordstrom serves customers through its online presence at http://www.nordstrom.com and through its direct mail catalogs.

SALES SUMMARY
(unaudited; $ in millions)                  Nov.          Nov.             YTD       YTD
                                            2003          2002            2003      2002
                                            ----          ----            ----      ----
Total sales                               $631.9        $573.6        $5,173.0  $4,810.9
Total sales percentage change              10.2%          4.3%            7.5%      5.6%
Same-store sales percentage change          7.4%         (1.0%)           3.2%      1.0%

Number of stores (as of November 29, 2003)
     Full-line                                92            88
     Rack and other                           56            55
     International Faconnable boutiques       31            23
                                             ---           ---
     Total                                   179           166

Gross square footage                  19,138,000    18,428,000

Investor Contact:
Stephanie Allen, 206-303-3262

Media Contact:
Shasha Richardson, 206-373-3038

Certain statements in this news release might contain "forward-looking" information (as defined in the Private Securities Litigation Reform Act of
1995) that involves risks and uncertainties, including anticipated results, store openings and distribution channels, planned capital expenditures, and trends in company operations. Actual future results and trends may differ materially from historical results or current expectations depending upon factors including, but not limited to, the company's ability to predict fashion trends, consumer apparel buying patterns, the company's ability to control costs, weather conditions, hazards of nature such as earthquakes and floods, trends in personal bankruptcies and bad debt write-offs, changes in interest rates, employee relations, the company's ability to continue its expansion plans, and the impact of economic and competitive market forces, including the impact of terrorist activity or the impact of a war on the company, its customers and the retail industry. Our SEC reports may contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide.
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